August 17, 2018

Anthony Deshazor

Dear Mr. Deshazor:

Rimini Street, Inc. ("Rimini Street") is pleased to confirm our offer of employment to you as Senior Vice President & Chief Client Officer, reporting to Seth Ravin. The Senior Vice President & Chief Client Officer, job description is enclosed. You will be based in your remote home office with a targeted start date of October 1, 2018 ("Start Date").

Your annual salary is $300,000.00, which per pay period is $12,500.00, paid semi-monthly, subject to required withholding and deductions. You will have the opportunity to participate in the Company Bonus Plan at a target bonus of 58.35% of your annual salary at 100% achievement of all objectives, with the ability to earn more with over-achievement. The Company Bonus Program terms and conditions are described in Exhibit A.

Subject to the approval of Rimini Street’s Board of Directors (“Board”), you shall be granted an option (the “option”) to purchase  125,000 shares of Rimini Street Common Stock, at an exercise price equal to the fair market value of such shares on the date of the grant as determined by the Board. The option shall be granted pursuant to and upon the terms set forth in the Rimini Street, Inc. 2013 Equity Incentive Plan (“Stock Option Agreement”). So long as you remain actively employed by Rimini Street, the Option shall vest ratably on the first, second, and third anniversaries of the grant date. You will be required to agree to all terms and conditions within the Notice of Stock Option Grant and Stock Option Agreement in order to participate in the program. Once your grant has been approved by the Board, E*TRADE will send you an email notifying you to open your account and review/accept your award.

As a regular employee working at least 30 hours per week, you are also eligible to participate in our comprehensive benefits program, summarized in the attached Employee Benefits Guide.

This Offer of Employment supersedes any other offer and is made conditioned upon:

•	Acceptable results from a background and reference check as well as verification of your employment history.

•	Providing verification of your eligibility for employment in the United States.

•	Please be advised that, while you may decline employment verification with your current employer at this time, we reserve the right to verify your current employment after your start date.
As well as your acceptance and execution of the following documents:

•	The Rimini Street Employee Intellectual Property and Confidentiality Agreement

•	Acceptable Use Policy

•	Acknowledgment of the Employee Handbook

This offer is based on your individual skills and talent, and not based on a desire to benefit from any trade secrets, proprietary or confidential information and materials belonging to third parties ("Third Party Confidential Information"). In fact, you are not permitted to bring to Rimini Street, nor use at Rimini Street, any Third Party Confidential Information. Rimini Street respects Third Party Confidential Information of others.

This offer will expire on August 20, 2018 at 5:00 PM Pacific Time, and is not meant to be construed as an employment contract. Your employment with Rimini Street will be "at will", meaning that either you or Rimini Street can terminate your employment at any time, for any reason or no reason.

To accept this Offer of Employment and this position, kindly sign below. Upon acknowledgement of your acceptance, you will receive instructions to complete the required documents, payroll and benefit information, and other items as appropriate for your new position.

We look forward to working with you to redefine enterprise software support at Rimini Street!

Regards,

Seth A. Ravin, CEO